SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


Date of Report:      October 30, 1997


                                ESSEX CORPORATION
             (Exact name of Registrant as specified in its charter)





         Virginia               Commission File No. 0-10772          54-0846569
(State or other jurisdiction of                           (IRS Employer ID No.)
incorporation or organization)



         9150 Guilford Road
         Columbia, Maryland                                          21046-1891
(Address of principal executive office)                              (Zip Code)



Registrant's telephone number, including area code:              (301) 939-7000




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                                ESSEX CORPORATION

Item 2.    Acquisition or Disposition of Assets -

           On October 16, 1997, Essex Corporation (the "Company") sold certain of the assets of its Systems Effectiveness Division ("SED") to Star Mountain, Inc., a privately-held corporation. The price was $1,475,000, subject to adjustment as described below. The Company sold the accounts receivable, contracts, fixed assets and certain other assets. The acquiring company assumed certain liabilities, such as accounts payable, accrued vacation and certain operating and capital lease obligations. The effective date of the transaction was October 1, 1997.

           The Company received $525,000 in cash at closing and took a promissory for $325,000 payable in equal monthly installments over 15 months ending January 1999. The balance of $625,000 is held in escrow and is expected to be paid through January 1998 as the respective contracts of SED are novated to the acquiror. Each contract novation requires the approval of the other party in the contract, principally agencies of the U.S. Government. The sale price is subject to adjustment for any change in the net assets and to certain indemnifications and warranties by the Company which could effect the ultimate amount of proceeds received.

Item 7.    Financial Statements and Exhibits

           (b)       Pro Forma Financial Information

                     The financial information required for this item could not be prepared by the date that this report is being filed. The required information should be filed as an amendment to this Form 8-K, as soon as practicable.

           (c)       Exhibits

           2.2 Asset Purchase Agreement dated October 16, 1997 between Essex Corporation and Star Mountain, Inc.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              ESSEX CORPORATION
                                              (Registrant)



                                              \Joseph R. Kurry, Jr.\
DATE:  October 30, 1997                       Joseph R. Kurry, Jr.
                                              Vice President, Treasurer and
                                              Chief Financial Officer

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